Exhibit 5.2

to	Newcrest Finance Pty Limited Level 5, 500 Hay Street Subiaco, Western Australia, 6008 Australia Newmont Corporation 6900 E Layton Avenue Suite 700 Denver, CO 80237 (each an “Addressee”)

CONFIDENTIAL	26 July 2024

Newcrest Finance Pty Limited (ACN 072 648 705) (“Company”)
Registration Statement on Form S-4 – Exchange Offers

We refer to the filing with the Securities and Exchange Commission (“Commission”) under the United States Securities Act 1933, as amended (the “Securities Act”), of the Registration Statement (as defined below) in respect of which we have acted as legal advisers to Newmont Corporation (“Newmont”), the Company (together with Newmont, the “Issuers”) and Newmont USA Limited (the “Guarantor” and, together with the Issuers, the “Registrants”).

The Registration Statement registers the offering by the Issuers to exchange (collectively, the “Exchange Offers”) up to:

(a)	US$623,340,000 aggregate principal amount of 3.250% Notes due 2030 (the “Existing 2030 Notes”) for newly issued and registered 3.250% Notes due 2030 (the “New 2030 Notes”). The Existing 2030 Notes were, and the New 2030 Notes will be, issued under an indenture, dated as of 28 December 2023 by and among the Issuers, the Guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) (the “December Indenture”);

(b)	US$459,939,000 aggregate principal amount of 5.75% Notes due 2041 (the “Existing 2041 Notes”) for newly issued and registered 5.75% Notes due 2041 (the “New 2041 Notes”). The Existing 2041 Notes were, and the New 2041 Notes will be, issued under the December Indenture;

(c)	US$486,128,000 aggregate principal amount of 4.200% Notes due 2050 (the “Existing 2050 Notes”) for newly issued and registered 4.200% Notes due 2050 (the “New 2050 Notes”). The Existing 2050 Notes were, and the New 2050 Notes will be, issued under the December Indenture;

(d)	US$927,754,000 aggregate principal amount of 5.30% Notes due 2026 (the “Existing 2026 Notes”) for newly issued and registered 5.30% Notes due 2026 (the “New 2026 Notes”). The Existing 2026 Notes were, and the New 2026 Notes will be, issued under an indenture, dated as of 7 March 2024 by and among the Issuers, the Guarantor and the Trustee (the “March Indenture”); and

(e)	US$1,000,000,000 aggregate principal amount of 5.35% Notes due 2034 (the “Existing 2034 Notes”) for newly issued and registered 5.35% Notes due 2034 (the “New 2034 Notes”). The Existing 2034 Notes were, and the New 2034 Notes will be, issued under the March Indenture.

1	Definitions

In this opinion:

ASIC means the Australian Securities and Investments Commission.

Corporations Act means the Corporations Act 2001 of Australia.

Documents means the:

(a)	Registration Statement; and

(b)	Indentures.

Governing Jurisdiction means the State of New York whose laws govern the Indentures.

Indentures means:

(a)	the December Indenture; and

(b)	the March Indenture.

law of the Relevant Jurisdictions means the common law, principles of equity and laws constituted by legislation that is available to the public generally, in force in the Relevant Jurisdictions.

Registration Statement means the Registration Statement on Form S-4 dated 26 July 2024 to be filed with the Commission by the Registrants as registrants with respect to, among other things, the Exchange Offers.

Relevant Jurisdictions means Victoria, New South Wales and the federal jurisdiction of the Commonwealth of Australia.

Verification Certificate means the verification certificate given by Matthew Popham as a director of the Company dated 24 July 2024.

2	Documents and other materials

We have examined copies (certified or otherwise identified to our satisfaction) of, and rely on:

(a)	the final form of Registration Statement;

(b)	each Indenture;

(c)	the constitution of the Company;

(d)	an extract of the record of resolution of the sole director of the Company dated 25 November 2023;

(e)	an extract of the circulating resolutions of the board of directors of the Company dated 1 March 2024;

(f)	an extract of the circulating resolutions of the board of directors of the Company dated 23 July 2024;

(g)	the power of attorney granted by the Company dated on or about 26 July 2024 in respect of the Registration Statement (“Power of Attorney”); and

(h)	the Verification Certificate.

3	Scope

This opinion relates only to the law of the Relevant Jurisdictions, as interpreted by courts of the Relevant Jurisdictions, at 9.00 am (Sydney time) on the date of this opinion.

This opinion is given on the basis that it will be construed in accordance with the laws of New South Wales. Anyone relying on this opinion agrees that this opinion and all matters (including, without limitation, any liability) arising in any way from it are to be governed by the laws of New South Wales and will be subject to the non-exclusive jurisdiction of the courts of New South Wales.

4	Searches

We have examined, and rely on:

(a)	an extract of the public records produced by ASIC in respect of the Company as at 7:25 am (Sydney time) on 26 July 2024; and

(b)	a search of the insolvency notices website maintained by ASIC in respect of the Company as at 7:24 am (Sydney time) on 26 July 2024.

We have assumed that the extract produced by ASIC reflects information provided by the Company to ASIC. We have not examined any documents that the Company may have filed with ASIC, other than where we have expressly stated otherwise in this opinion. The information in the extract, or produced by the searches, may not be correct, complete or up to date.

We have not conducted any other searches or investigations for the purposes of this opinion.

5	Opinion

Our opinion is as follows, subject to the assumptions in Schedule 1 and the qualifications in Schedule 2.

(a)	The Company is incorporated and validly existing under the laws of the Commonwealth of Australia and has not been dissolved.

(b)	The Company has the corporate power, authority and capacity to:

(i)	execute and file the Registration Statement; and

(ii)	enter into the Indentures and perform its obligations under them.

(c)	The Company has taken all necessary corporate action to authorise:

(i)	the execution and the filing of the Registration Statement; and

(ii)	the execution of, and the performance by the Company of its obligations under, the Indentures.

(d)	The Registration Statement and each Indenture has been duly executed on behalf of the Company.

(e)	Insofar as the laws of the Relevant Jurisdictions are applicable, the Company’s obligations under the Indentures are legal, valid, binding and (subject to the terms of the Indentures) enforceable obligations of the Company.

(f)	The filing of the Registration Statement and the entry by the Company into, and the performance by the Company of its obligations under, the Indentures, does not and will not contravene:

(i)	any law in force in the Relevant Jurisdictions; or

(ii)	the constitution of the Company (as annexed to the Verification Certificate).

(g)	The Company does not require any authorisation from any government agency in the Relevant Jurisdictions in connection with the:

(i)	filing of the Registration Statement; or

(ii)	entry into, and performance by the Company of its obligations under, the Indentures.

6	Benefit

This opinion is rendered to you solely in connection with the filing of the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel for the Registrants appearing in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

We also consent to White & Case LLP relying on this opinion for the purpose of the opinion given by them and filed as an exhibit to the Registration Statement.

This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matters not specifically referred to in this opinion and we have no obligation to update it.

Yours faithfully

/s/ King & Wood Mallesons

King & Wood Mallesons

Contact

Ken Astridge | Partner King & Wood Mallesons T +61 2 9296 2146 M +61 418 776 334 F +61 2 9296 3999 E ken.astridge@au.kwm.com

Schedule 1      Assumptions

We have not taken any step to investigate whether the assumptions in this opinion are correct, except as expressly stated in this opinion.

However, without making any enquiries beyond the steps stated in this opinion, the people primarily responsible for the preparation of this opinion (being Ken Astridge and Caitlin Lee) are not actually aware that any of the assumptions is incorrect.

1	All dates, signatures, seals and duty markings are authentic and all signatures are made by, or applied with the authority of, the signatory.

2	If we have reviewed a copy of a document, it is a correct and complete copy of the original.

3	If we have reviewed only a draft of a document, it has been or will be executed in the form of that draft.

4	The Documents constitute legal, valid and binding obligations of all parties and are enforceable against all parties (other than, to the extent the laws of the Relevant Jurisdictions are relevant, the Company) in accordance with their terms under all applicable laws.

5	No Document has been amended, released or terminated.

6	The Company enters into each Document in its personal capacity, and not as trustee or agent or in any other capacity.

7	Each of the assumptions set out in section 129 of the Corporations Act is correct in relation to each Document, the Power of Attorney and the Company.

8	Each person who executed the Registration Statement on behalf of the Company held the position they purported to hold.

9	The Power of Attorney has not been amended or revoked.

10	The authorisations listed in paragraph 2(d), 2(e) and 2(f) remain in effect.

11	Where the Company has executed a Document or the Power of Attorney outside the Relevant Jurisdictions, all requirements have been satisfied under all applicable laws other than the laws of the Relevant Jurisdictions.

12	Each Document:

(a)	has been or will be validly authorised and entered into by each party to it other than the Company and is, or will when entered into be, binding on, and enforceable against, each such party under all applicable laws;

(b)	is binding and enforceable against the Company under all applicable laws other than the laws of the Relevant Jurisdictions (but including the laws of the Governing Jurisdiction); and

(c)	takes effect or will take effect when entered into in accordance with its terms as those terms would be understood in the Relevant Jurisdictions.

13	If a Document is to be performed in a jurisdiction other than the Relevant Jurisdictions, its performance will not be illegal under the laws of that jurisdiction.

14	The Company was solvent when and immediately after it executed each Document.

15	The Banking Code of Practice of the Australian Banking Association does not apply to the Documents and nor does any other industry code.

16	Any stamp duty, duty or other similar tax in connection with the Documents has been or will be paid.

17	Each party to the Documents who carries on a financial services business in Australia and who provides a financial service in connection with the Documents has complied with all its obligations in that regard under the Corporations Act.

18	The choice of laws to govern the Indentures, and the submission to courts of that jurisdiction, are in good faith and not contrary to public policy.

Schedule 2      Qualifications

1	A statement that an obligation is "binding" or "enforceable" means that the obligation is of a type and form that courts of the Relevant Jurisdictions will generally enforce. It does not mean that the obligation and the rights of a creditor with respect to it can be enforced, or that the obligation is binding, in all circumstances. For example:

(a)	equitable remedies, such as injunction and specific performance, are discretionary;

(b)	an obligation and the rights of a creditor with respect to it may be affected by laws relating to insolvency (including, without limitation, administration or small business restructuring) or other laws that affect creditors' rights generally;

(c)	an obligation and the rights of a creditor with respect to it may be affected by general law doctrines or statutory relief in relation to matters such as fraud, misrepresentation, mistake, duress, unconscionable conduct, unfair contracts legislation, frustration, estoppel, waiver, lapse of time, penalties, courts retaining their ability to adjudicate, public policy or illegality;

2	Following certain insolvency or trigger events, a right arising under a contract, agreement or arrangement may be stayed or rendered unenforceable.

3	A court might decline to exercise jurisdiction, for example if it considers that it is not the most appropriate forum or if the subject matter is concurrently before another court.

4	We express no opinion on any provision of a Document that requires a person to do or not do something that is not clearly identified in the provision, or to comply with another document.

5	Laws in connection with sanctions, terrorism or money laundering may restrict or prohibit payments, transactions and dealings in certain cases.

6	We express no opinion on the accuracy, completeness, correctness or suitability of any formula, equation or mathematical calculation set out in the Registration Statement.

7	We express no opinion as to any law which has not yet started to apply, any proposed change in law, any pending judgment or any judgment which is not yet final or the implications of any of them.

8	We express no opinion on whether a court in the Relevant Jurisdictions would decide to give a judgment for a monetary obligation expressed in a foreign currency in that currency (although there are decisions indicating it has power to do so), or as to the rate of exchange at which such monetary obligation could be converted to Australian dollars for the purposes of enforcement.

9	Proceedings in a Relevant Jurisdiction to enforce a judgment will not be successful if the rules governing proceedings in the Relevant Jurisdiction have not been satisfied, or there are grounds to deny enforcement, such as:

(a)	the party in whose favour the judgment is given and the applicant in the proceedings are not the same;

(b)	the court giving the judgment lacked jurisdiction to give the judgment;

(c)	the judgment was obtained by fraud or duress or in a manner contrary to natural justice or public policy; or

(d)	the matter determined by the judgment was the subject of an earlier final and conclusive judgment by another court having jurisdiction.

10	We express no opinion as to whether:

(a)	a court will give effect to a choice of laws to govern the Documents to the extent that the choice of laws applies to non-contractual obligations arising out of, or in connection with, the Documents (including, without limitation, non-contractual obligations within the meaning of Regulation No 864/2007 of the European Parliament and of the Council of 11 July 2007 on the law applicable to non-contractual obligations (known as “Rome II”)); or

(b)	a foreign judgment in relation to a non-contractual obligation would be enforced in the Relevant Jurisdictions.

11	We do not opine on any taxation or revenue laws.